Exhibit (c)(4)
Project Hero Presentation to the Board of Directors CONFIDENTIAL July 23, 2006 THESE MATERIALS MAY NOT BE USED OR RELIED UPON FOR ANY PURPOSE OTHER THAN AS SPECIFICALLY CONTEMPLATED BY A WRITTEN AGREEMENT WITH CREDIT SUISSE AND MORGAN STANLEY.

Table of Contents 1. Overview of Proposal 2. Situation Overview 3. Valuation Summary 4. Financing Considerations 5. Next Steps Appendix A. Supplemental Valuation Materials

1. Overview of Proposal

Introduction During today's meeting, Credit Suisse and Morgan Stanley will evaluate the Buyer Group's Proposal to acquire Hero for $51 per share in cash. In addition, we will review the following topics for Hero's Board of Directors: Assessment of Hero's current situation Valuation of Hero Analysis of the Buyer Group's financing structure Potential next steps and transaction timing

Overview of Buyer Group Proposal Implied Premiums and Multiples Sources and Uses(4) Note: Financials based on management forecast. EBITDA is before minority interest and after equity in earnings of affiliates and gains on investments. All trading data is as of 7/18/06, except current price. Shares outstanding as of 6/30/06. (1) Net debt as of 6/30/06 per management (includes minority interest). Net debt does not include equity and preferred securities held at insurance captive. (2) Pro forma for LifePoint sale completed on June 30, 2006. (3) Includes share repurchase to maintain 2.75x Total Debt / EBITDA. Source: Provided by Buyer Group. (4) Assumes December 31, 2006 closing date. (5) Includes rollover of existing long-term leases. (6) LTM EBITDA of $4,241 million as indicated by advisors of the Buyer Group.

Overview of Financing Commitments The Buyer Group's commitment letters are generally reflective of the current market standard in going private transactions and have fairly limited conditionality. The Buyer Group has submitted draft debt commitment letters from Merrill Lynch, Citigroup, BofA and JPMorgan $16.8 billion of senior secured credit facilities $5.7 billion of senior secured second lien bridge loans Financing commitments are not subject to the successful syndication of the new credit facilities however, there is pricing and structure flex Bridge loan facility available in the event the bonds are not placed prior to closing Funding of bridge conditioned upon delivery of offering memorandum no less than 20 business days prior to funding facilities Company to use commercially reasonable efforts to ensure underwriter has 20 consecutive business days to market the bonds after receipt of offering memorandum The commitment letters generally have the same conditionality as in the Merger Agreement Material Adverse Effect definition conformed Reps generally match to Merger Agreement Termination date must be made consistent with Merger Agreement End Date Equity requirement equal to 15% of pro forma capitalization Current sources and uses implies equity equal to 16% of pro forma capitalization Draft equity commitment letters delivered by the Buyer Group

Financing Considerations Overview Key Observations The Buyer Group's financing structure contemplates a leverage multiple of 6.6x based on LTM EBITDA of $4,241 million (6/30/06) Keeping the existing debt outstanding is an important part of the capital structure Our analysis suggests that the proposed financing is feasible with respect to the amount of debt placed on the Company While the amount of bank and bond proceeds being raised will represent among the largest such offerings ever, the Buyer Group's financing commitment provides limited conditionality Based on the Buyer Group's Proposal, returns to equity investors are in the range of 15% - 22%, assuming an exit in year 5 at a 7.2x-8.0x multiple of LTM EBITDA The Buyer Group has indicated a long-term exit expectation (6-8 years) which, were it to occur, may lower the return Buyer Group returns may also be materially impacted depending on operating performance. A 50 bps increase in EBITDA margin would lead to approximately 3% of incremental return Based on our assessment of the Buyer Group's proposal, the contemplated financing structure is feasible.

2. Situation Overview

Hero Situation Overview Hero's world class management team has created the industry leader Strong cash flow allowing for substantial capital investments and dividend / share repurchases Thoughtful business development initiatives in the face of significant competitive threats and challenging industry dynamics Respectable growth in pricing from payor community Numerous initiatives to create operational efficiencies and reduce expenses However, industry dynamics have created significant challenges Volume growth is down - competition from not-for-profits, outpatient centers and specialty hospitals Uncompensated care is growing rapidly Operating expenses are outpacing pricing increases - labor shortages, unions & supply costs Numerous earnings misses and quality of earnings issues Investors and research analysts are increasingly focused on key sector challenges and as a result: Multiple compression A more skeptical view of future prospects (concerns regarding growth are exacerbated by Hero's size) Concerns over near term shortfall in consensus EPS

CONFIDENTIAL

Key Industry Trends

Same Store Adjusted Admissions Growth


25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
(5.0%)
24.1%
10.5%
13.0%
4.4%
6.6%
1.1%
(1.9%)
3.4%
2.6%
0.0%
1.3%
1.4%
2002
2003
2004
2005
Rural Average(1)
Urban Average
Hero

Bad Debt Expense / Net Revenue


12.5%
11.5%
10.5%
9.5%
8.5%
7.5%
6.5%
12.4%
11.4%
10.1%
10.0%
10.0%
9.6%
8.9%
8.8%
8.5%
8.3%
8.1%
8.0%
7.9%
7.7%
7.6%
2001
2002
2003
2004
2005
Rural Average
Urban Average
Hero(2)

Source: Company filings, Wall Street Research.
Note: Rural index includes Health Management Associates, Community Health Systems and LifePoint Hospitals. Urban index includes Triad, Universal Health Services and Tenet Healthcare.
(1) LifePoint adjusted admissions excludes patients acquired through FY2005 acquisitions.
(2) Hero bad debt expense includes uninsured discount.

The growth and profitability of the hospital industry has been negatively impacted by slowing admissions growth and increased bad debt expense due to an increasing uninsured patient population.

CREDIT SUISSE
Morgan Stanley 9

Operational Metrics - Hero vs. Hospital Industry 2004-2005 Same Store Adjusted Admissions Growth Q1'05-Q1'06 Same-Store Revenue / Adjusted Admission Growth Bad Debt / 2005 Revenue 2005 EBITDA Margin Source: Company filings, Wall Street equity research. Note: Averages exclude Hero. Urban Average: 12.3% Rural Average: 18.3% Total Average: 14.8% Urban Average: 0.4% Rural Average: 1.1% Total Average: 0.7% Note: EBITDA is after minority interest, equity in earnings, and before gains on investments. (1) Despite higher than average bad debt expense, Hero has outperformed its urban hospital peers in terms of profitability. Source: Company Filings, Press Releases and Wall Street Research. (1) Excluding uninsured discount, bad debt as a percentage of revenue would be 9.6%. Urban Average: 5.2% Rural Average: 7.3% Total Average: 6.1% Urban Average: 10.0% Rural Average: 9.6% Total Average: 10.3%

Source: FactSet Research Systems. Note: Hospital Index includes HMA, CYH, LPNT, TRI and UHS; excludes THC. Stock price data up to 7/18/06. Hero has traded in-line with the industry which has performed poorly since 2Q 2005 due to unfavorable operating trends. Stock Price Performance - Hero vs. Hospital Industry Expectation of improving bad debt trends drive multiple expansion leading to stock outperformance Lower than expected 2Q'05 results reinitiate a negative sentiment among investors and analysts on the sector

Hero Stock Price Performance Offer Price: $51.00 Source: FactSet Research Systems. Note: Stock price data up to 7/18/06, except current price. All average, high and low data is as of 7/18/06.

Wall Street Sentiment on Hero Over Time Long-Term EPS Growth Rates Analysts' recommendations on Hero have worsened following a significant decline in long- term EPS growth expectations. Analyst Ratings on Hero Current 12/31/2005 12/31/2004 12/31/2003 12/31/2002 # of Ratings: 10 12 23 21 23 Source: FactSet Research Systems. Note: As of 7/18/06.

Historical Trading Analysis - LTM EBITDA Multiple Source: Factset Research Systems except Hero Enterprise Value / LTM EBITDA Multiples as per company filings. Note: Rural Index includes HMA, CYH and LPNT. Urban Index includes TRI and UHS; excludes THC. Data is up to 7/18/06. Reduced growth expectations have resulted in multiple compression. Hero 3 Year Average: 7.7x

Historical Trading Analysis - NTM P/E Multiple Reduced growth expectations have resulted in multiple compression however the PEG has remained relatively stable. Hospital Index Avg. Qtly. PEG Hero 3 Year Average: 15.1x Hospital Index 5 Year Average PEG: 1.00x Source: Factset Research Systems. Note: Hospital Index includes HMA, CYH, LPNT, TRI, UHS; excludes THC. Rural Index includes HMA, CYH and LPNT. Urban Index includes TRI and UHS; excludes THC. Stock price data up to 7/18/06.

2006 First Half Financial Performance Review Revenue - Admissions were 3.0% and 0.6% under budget in the Eastern and Western Groups, respectively Bad Debts - Better than expected bad debt expense Operating Expenses - Higher than expected expenses, particularly in the Central Group Investment Gains/Reversals - Gains on equity investments related to the insurance captive and reversal of malpractice reserve accruals have helped Hero's bottom line Commentary Financial performance in the first half of 2006 was challenging for Hero. Warningcheck ($ in millions, except per share amounts) note in source file ($ in millions, except per share amounts) 1H'2006 Financial Performance Relative to Budget

Wall Street vs. Actual Results/Management Forecast EBITDA Hero's 2Q miss is disproportionately smaller than the expected 2007 shortfall. 2Q'2006 2006 2007 Earnings Per Share (EPS) $4,330 $4,598 Wall Street Consensus Hero Forecast Miss = 1.2% Difference = 1.0% Difference = 5.8% 2Q'2006 2006 2007 Miss = 8.0% Difference = 5.8% Difference = 15.3% ($ in millions) (2) Note: As of 7/18/06. (1) Preliminary and subject to confirmation. (2) Based on Management forecast including share repurchase effort. Gains/Reversals: $0.01 $0.17 Gains/Reversals: $9 $113 $68 $274 $0.10 $0.42 $50 $75 $0.08 $0.11 (1) (1)

Quality of Earnings Considerations While analysts are varied in their treatment of Investment Gains and Reserve Reversals, the proportion of 2Q earnings represented by these items could lead to further downward pressure on the shares. Summary of Historical Hero Earnings Despite reported results that exceeded or were generally in line with consensus estimates, Hero's share price was flat to down in the first two quarters where significant gain and reserve reversals were included in earnings.

Hero Trading Analysis CY 2006 Trading Statistics The discount to which Hero trades to its peers may be in part a reflection of an anticipated shortfall in earnings. EV / EBITDA P/E PEG CY 2007 Trading Statistics EV / EBITDA P/E PEG Note: PEG ratios are based on long-term EPS growth rates of: Hero Management with ongoing share repurchase (12.8%), Hero Wall Street (11.6%), Urban Average (12.4%), Rural Average (14.9%) for both 2006 and 2007. Data as of 7/18/06.

3. Valuation Summary

Hero Equity Value Per Share Valuation Analysis ($ in millions) Proposed Price $51.00 Valuation Other Financial Metrics Wall Street Analyst Price Target Discounted Cash Flow Analysis Selected Acquisitions Analysis Selected Companies Analysis 52 Week High / Low Premiums Paid Unaffected Price $43.29 Leveraged Buyout Analysis 7.2x - 8.0x 7.0x - 7.8x 15.2x - 17.5x 15.1x - 17.4x 7.5x - 8.7x 7.3x - 8.5x 16.2x - 19.9x 16.1x - 19.7x 6.9x - 8.0x 6.7x - 7.8x 14.2x - 17.7x 14.1x - 17.6x 7.2x - 9.2x 7.0x - 8.9x 15.2x - 21.2x 15.1x - 21.1x FY2006E EBITDA FY2007E EBITDA FY2006E P/E FY2007E P/E 7.0x - 8.6x 6.8x - 8.4x 14.5x - 19.5x 14.4x - 19.4x 7.2x - 8.3x 7.0x - 8.1x 15.2x - 18.5x 15.1x - 18.4x 6.3x - 7.3x 6.1x - 7.1x 12.1x - 15.5x 12.0x - 15.4x $3,990 $4,092 $2.97 $2.99 Metric (1) ($ in millions, except per share amounts) Note: Unaffected price as of 7/18/06. (1) Based on Hero Management forecast. EBITDA is after minority interest, equity in earnings of affiliates and stock based compensation and before gains on investments. Pro forma for LifePoint sale. 2007 EPS assumes share repurchases up to 2.75x Debt / EBITDA.

Discounted Cash Flow Analysis Note: UFCF discounted to 6/30/06. Cash and debt balance per management estimates for 6/30/06. Enterprise value adjustments for equity value include $11,664 million of total debt, $736 million of cash and $735 million of insurance subsidiary investments in equity securities. Pro forma for LifePoint sale. (1) EBITDA utilized is after minority interest, equity in earnings of affiliates, and stock-based compensation, and is before gains on investments. (2) Implied terminal perpetuity growth based on 2011 adjusted UFCF where depreciation and amortization equals capital expenditures.

Selected Companies Analysis 2006E P / E 2007E P / E 2006E EV / EBITDA 2007E EV / EBITDA Urban Rural Urban Urban Urban Rural Rural Rural Average 7.8x Average 7.9x Average 7.0x Average 6.9x Average 16.4x Average 15.1x Average 14.5x Average 13.2x

Selected Transactions Analysis

Hero Premiums Paid Analysis Source: SDC. Note: Unaffected price as of 7/18/06. All trading data as of 7/18/06. Except for large LBO transactions, transactions include U.S. transactions only greater than $50 million and are from 12/31/2000 to present. (1) Includes all transactions with deal value of greater than $50 million. (2) Includes worldwide LBO transactions over the last 10 years in excess of $3.0 billion.

Wall Street Research Analyst Target Summary 14-16x NTM EPS estimate 1-yr from now 15.0x 2007 EPS, 7x 2007 EBITDA, DCF 7.1x 2007 EBITDA 16.2x 2007 EPS 14.0x 2007 EPS, 7.0x 2007 EBITDA 14.5x 2007 EPS, 7.0x 2007 EBITDA 15.0x 2007 EPS 7.0x 2007 EBITDA 13.0x 2007 EPS 7.2x 2006 EBITDA 14.0x - 15.0x 2007 EPS 15.9x 2007 EPS 15.0x 2007 EPS 13.5x 2007 EPS Primary Valuation Method Mean $52.46 Median $53.00 Note: As of 7/18/06.

Equity Research Reaction to 7/19 WSJ Article The analyst community generally understands the logic of going private, although some question the ability of the buyers to raise sufficient debt to finance a transaction. "We have offered the view for some time that the economic profile of the hospital sector has been deteriorating... In fact, in addition to the cyclical downturn that we have characterized as the "Push Back", we have argued that the hospital sector is indeed in secular decline. LBOs today, like in the late 1980s, are a logical outcome in terms of strategic change." (Kenneth Weakley, UBS, 7/19/06) "...our read is that it was likely the size of the transaction, rather than the perceived value of the company that was the "deal breaker". In other words, we think the potential buyers just didn't have enough money to go higher, even if they wanted to, given about $18 billion in market cap and $11 billion in debt at Hero. Reportedly, both parties were about 10% apart on price." (Andrea J Dirnagl, JP Morgan, 7/19/06) "Hero's current size ($11 billion in debt, $17.7 billion in equity market capital) has always been the biggest challenge to a transaction, in our view. The amount of debt financing that would have been required is exceptionally large in the current high yield environment. Having said that, we note that most of the company's outstanding $11 billion in debt is publicly traded and would not need to be refinanced per the debt covenants, making a transaction somewhat more viable than if the entire debt structure had to be refinanced." (A.J. Rice, Merrill Lynch, 7/20/06) "The biggest challenge for Hero in doing a transaction such as this is the potential deal size (likely in excess of $30 billion)...it could be difficult issuing $15-$16 billion of additional debt in the current market. Nonetheless, it would not be impossible, in our view. Also, we are not aware of any restrictions in its current debt from doing this deal." "The key issues continue to be higher than normalized bad debt expense, resulting from continued growth in the uninsured. At the same time, hospitals are suffering from very weak volume trends, due to changes in health benefit design and the uninsured too. We do not anticipate either of these trends improving in the near-term. However, we view these issues as cyclical, rather than secular changes. As a result, it is logical that companies may want to wait it out as a private entity, while focusing on improving its operations, and come public again in a more hospitable environment." (Adam Feinstein, Lehman Brothers, 7/19/06)

4. Financing Considerations

Leveraged Buy-Out Financing Considerations Key Objectives: Maximize initial leverage Minimize blended cost of debt Adapt and size capital structure to support Hero's needs and ensure adequate liquidity Retain low-cost elements of current debt structure without limiting attractiveness of new debt Maximize security pool for new debt Approach: Keep existing senior notes outstanding without extending security Maximize use of structurally superior debt Unlock restricted collateral value Restricted Subsidiaries Unrestricted Subsidiaries Hero Parent Existing Senior Notes $1,400 EBITDA $2,841 33% % total 67% ($ in millions)

Summary of Buyer Group's Capital Structure Key Observations Structure contemplates keeping most of Hero's existing senior notes outstanding, thus lowering both funds raised and blended cost of debt Interest coverage and closing leverage ratios indicate a reasonably aggressive debt package, but our preliminary analysis suggests that the proposed financing is feasible $4 billion of revolving credit facilities, with approximately $2 billion of unfunded capacity at closing provides ongoing flexibility to fund operations and scheduled maturities ($ in billions) (1) As a multiple of LTM EBITDA of $4.241 billion (as of 6/30/06). (2) Facility includes a $2 billion ABS revolver ($1.75 billion funded at close) and $2 billion senior secured revolver ($50 million funded at close). (3) Floating rate debt priced at LIBOR + 250bps (with exception of ABS revolver priced at L+175bps).

Hero LBO Analysis Based on Buyer Group Proposal and Financing Structure Equity Returns - Exit Multiple and Operating Results Sensitivities (1) Source: Hero Management. Note: Case assumes a five-year exit. Closing balance sheet as of 12/31/06. Includes 10% management equity incentive plan; management receives 10% of the increase in equity value. (1) Exit multiple sensitivity case assumes leverage of 6.60x 6/30/06E LTM EBITDA. Operating results sensitivity assumes exit multiple of 7.6x in all cases. (2) Premium to unaffected price of $43.29 as of 7/18/06. (3) Assumes 2006E EBITDA of $4,312 million. Sources and Uses Note: Assumes PF EBITDA of $4,241 million, PF Cash Interest Expense of $2,326 million and PF CapEx of $1,795 million. (1) Operating metrics as of LTM 6/30/06. Pro Forma Credit Statistics(1)

5. Next Steps

Timetable - Announcement to Closing 30 Days (assuming no HSR second request) 20 Business Days 20 Business Days Announcement File Preliminary Proxy Statement with SEC File HSR Pre-Merger Notification July 24 Mid August Receipt of SEC Comments HSR Clearance Mid September 15 Business Days Resolve SEC Comments 3-4 Weeks Early / Mid October Mail Proxy / Prospectus to Shareholders Shareholder Vote (assuming no HSR second request) Early / Mid November Closing Early / Mid December A transaction could be completed by the end of 2006. Debt Marketing Period

Solicitation Process Overview Assuming a 45 day period for solicitation of other potential buyers following execution of the Merger Agreement, the Company could undertake the following process: Phase 1 (~2 weeks) Contact buyers and solicit interest Sign CAs and send confidential information package Initial due diligence calls with management Receive initial indications of interest Phase 2 (~4 weeks) For selected bidders, grant access to data room and management presentations Invite bidders to submit merger agreement mark-up Receive final bids (merger agreement and financing commitments) If final bid(s) received is or could reasonably be expected to result in a Superior Proposal, discussions with such parties may continue into No Solicitation Period If Board concludes that a Superior Proposal has been received, it may withdraw its recommendation for the original transaction and/or terminate the merger agreement (but will be obligated to pay Termination Fee)

Solicitation Process Timetable Note: Assumes 45 day period for solicitation of other potential buyers.

Appendix

A. Supplemental Valuation Materials

Hero Detailed Financial Summary Historical Performance

Hero Detailed Financial Summary (cont'd) Projected Performance (Based on Management Forecast)

Discounted Cash Flow Analysis Detailed Summary Note: Note: UFCF discounted to 6/30/06. Cash and debt balance per management estimates for 6/30/06. Enterprise value adjustments for equity value include $11,664 million of total debt, $736 million of cash and $735 million of insurance subsidiary investments in equity securities. Pro forma for LifePoint sale. (1) EBITDA utilized is after minority interest, equity in earnings of affiliates, and stock-based compensation, and is before gains on investments. (2) Implied terminal perpetuity growth based on 2011 adjusted UFCF where depreciation and amortization equals capital expenditures.

Selected Companies Analysis - Hospitals

Wall Street Estimates vs. Actual and Management Case Near-to-mid term results for Hero are expected to be below Wall Street estimates.

Selected Transactions Back-up Information (1) Represents LTM EBITDA margin, unless noted.

Selected Transactions Back-up Information (cont'd)

Premiums Paid in Large LBO Transactions

Premiums Paid in Large U.S. Public Cash Transactions

WACC Analysis - Hospitals

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